UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2018

MeiraGTx Holdings plc

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38520	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 East 29th Street, 10th Floor

New York, NY 10016

(Address of principal executive offices) (Zip code)

(646) 490-2965

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Merger Agreement

On October 5, 2018, MeiraGTx Holdings plc (the “Company”) entered into an agreement to acquire Vector Neurosciences Inc. (“Vector”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Vector, VN Acquisition, Inc., a wholly-owned subsidiary of the Company (“Merger Sub 1”), VN Acquisition 2, Inc., a wholly-owned subsidiary of the Company (“Merger Sub 2”), the Vector stockholders named therein and the Vector stockholder representative, Stephen Kaplitt (in such capacity, the “Stockholder Representative”), pursuant to which Merger Sub 1 was merged with and into Vector, with Vector being the surviving corporation (“Merger 1”) and, immediately following Merger 1, Vector was merged with and into Merger Sub 2, with Merger Sub 2 being the surviving corporation (together with Merger 1, the “Merger”). As a result of the Merger, Vector is a wholly-owned subsidiary of the Company. The Company’s board of directors, Vector’s board of directors and Vector’s stockholders have, in each case, unanimously approved the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Company will issue to Vector’s stockholders an aggregate of 225,000 shares of the Company’s Class A ordinary shares (the “Ordinary Shares”) as initial merger consideration, consisting of 202,500 shares which were issued at the closing of the Merger and an additional 22,500 shares to be issued 18 months following the closing, subject to any indemnification claims under the Merger Agreement. Based on the closing price of the Company’s Ordinary Shares on October 5, 2018, the value of the initial merger consideration is approximately $3.0 million.

In addition, pursuant to the terms of the Merger Agreement, the Company will issue to Vector’s stockholders additional Ordinary Shares equal to a maximum value of $21 million if specified regulatory milestones are met and will make royalty payment to Vector’s stockholders in an amount equal to a percentage of the value of sales of certain products developed based on the Vector assets, which royalty payments are also payable in Ordinary Shares. The number of Ordinary Shares to be issued in connection with such milestones and royalties will be based on the three-day average closing price of the Company’s Ordinary Shares immediately prior to the date of determination of the value of the payment.

Both the Company and Vector agreed to customary representations, warranties and covenants in the Merger Agreement.

As a result of the Merger, the Company acquired Vector’s rights to the clinical stage gene therapy product candidate adeno-associated virus encoding glutamic acid decarboxylase (“AAV-GAD”), an investigational gene therapy medicine ready for continued Phase 2 clinical development for Parkinson’s disease.

AAV-GAD Clinical Results

In a blinded Phase 2 clinical trial of AAV-GAD in patients with medically refractory Parkinson’s disease, 45 patients were randomized 1:1 to receive either AAV-GAD gene therapy delivered by injection into the subthalamic nucleus on both sides of the brain or bilateral sham surgery. Subjects were followed for one year and all results remained blinded until the final treated patient reached the 6-month primary endpoint. The trial met the primary endpoint, with a significant improvement in the off-medication motor section of the Unified Parkinson’s Disease Rating Scale (“UPDRS”) part 3 compared to baseline. There was also a significant difference in the degree of improvement compared with patients in the sham arm. Other endpoints also showed significant improvements in AAV-GAD treated patients compared to patients in the sham arm.

•	The primary outcome measure was the 6-month change from baseline in double-blind assessment of off-medication UPDRS motor scores.

•	At the 6-month endpoint, UPDRS score for the AAV-GAD group decreased by 8.1 points (SD 1.7, 23.1%; p<0.0001) and by 4.7 points in the sham group (1.5, 12.7%; p=0.003).

•	The AAV-GAD group showed a significantly greater improvement from baseline in UPDRS scores compared with the sham group over the 6-month course of the study (RMANOVA, p=0.04).

•	Significant difference in the response rate between groups, with responders being defined as patients achieving a 9-point or more improvement in UPDRS, which may be deemed clinically meaningful.

•	At six months, 50% of AAV-GAD treated patients were responders compared with only 14% of patients in the sham arm.

•	At 12 months, response rates were 63% and 24%, in AAV-GAD and sham arms respectively.

•

A significant improvement in complications of medical therapy as measured by the UPDRS part 4 was observed in the AAV-GAD group at both six and 12 months, and not in patients in the sham arm at either time point.

•	A significant decline in duration of disabling dyskinesia was observed only in the AAV-GAD treated patients.

•	A significantly greater number of AAV-GAD treated patients showed more than one hour increase in the time spent in a good condition on medication (“ON” time) compared with patients in the sham arm.

AAV-GAD was well-tolerated, with no significant adverse events related to the therapy and no speech or cognitive complications were observed. The most commonly reported adverse events were transient mild or moderate headache (7 in treated arm vs. 2 in sham arm), nausea (6 in treated arm vs. 2 in sham arm) and worsening of Parkinson’s disease (0 in treated arm vs. 8 in sham arm). The results of the trial were published in the March 2011 issue of The Lancet Neurology, the August 2014 issue of Journal of Clinical Investigation and the April 2017 issue of JCI Insight, building upon publications of the Phase 1 trial data in The Lancet and the Proceedings of the National Academy of Sciences.

In addition to these positive clinical outcomes, flurodeoxyglucose positron emission tomography analyses provided objective biological confirmation of improvements in abnormal brain networks associated with Parkinson’s disease following AAV-GAD gene therapy. These results were observed in patients treated in both Phase 1 and Phase 2 studies. Blinded analyses demonstrated significant improvements in abnormal thalamic metabolism, a key node in the movement circuitry, in the AAV-GAD treated patients. This pattern of brain network activity was not seen in untreated hemispheres or patients in the sham arm. Furthermore, a specific pattern of brain network activity was identified in those subjects with clinical improvements in the sham arm which was different from the pattern observed in AAV-GAD responders.

Consulting Agreement

In connection with the Merger, the Company and Vector Consulting LLC (the “Consulting Entity”), Michael Kaplitt, Matthew During and Stephen Kaplitt (each such individual, a “Consultant” and collectively, the “Consultants”) entered into a consulting agreement (the “Consulting Agreement”) pursuant to which the Consultants and Consulting Entity will provide specified consulting services related to the assets held by Vector prior to the Merger. The Company issued to the Consultants options to purchase Ordinary Shares, and the Consultants will be eligible to receive annual equity awards granted by the Company, at the discretion of the Company’s board of directors. The Consulting Agreement also contains noncompetition provisions pursuant to which the Consultants will agree not to engage in any competitive activities during the consulting period and for a one-year period thereafter.

Michael Kaplitt currently serves on the Company’s Scientific Advisory Board (“SAB”) and is entitled to receive the same meeting fee as the other members of the SAB for each meeting that Dr. Kaplitt attends.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 5, 2018, the Company consummated the transaction described above in Item 1.01, and the information set forth therein with respect to the assets acquired and the consideration involved is incorporated into this Item 2.01 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the issuance of the Company’s Ordinary Shares pursuant to the terms of the Merger Agreement and the Consulting Agreement is incorporated into this Item 3.02 by reference. The Ordinary Shares have not been registered under the Securities Act or any state securities laws and will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder.

Item 7.01. Regulation FD Disclosure.

On October 9, 2018, the Company issued a press release announcing the acquisition of Vector, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release of MeiraGTx Holdings plc, dated October 9, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2018

MEIRAGTX HOLDINGS PLC

By:	/s/ Richard Giroux
Name:	Richard Giroux
Title:	Chief Operating Officer

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